Exhibit 99.1

Medovex Corp. Completes Financing Led by Sorrento Therapeutics, Inc.

ATLANTA, GA--(Marketwired – August 9, 2016) - Medovex Corp. (NASDAQ: MDVX), a developer of medical technology products, today announced the successful completion of a $1,150,000 financing transaction led by an investment from Sorrento Therapeutics, Inc. (NASDAQ:SRNE).

On August 5, 2016, MedoveX Corporation entered into a unit purchase agreement with selected accredited investors. Pursuant to the terms of the agreement, the Company sold 4.6 units for gross proceeds of $1,150,000.  Each unit had a purchase price of $250,000 and consists of 208,333 shares of the Company’s common stock, and a warrant to purchase 104,167 shares of common stock. Each warrant has an initial exercise price of $1.52 per share, subject to adjustment, and is initially exercisable six months following the date of issuance for a period of five years from the date of issuance.

Sorrento Therapeutics, Inc. acted as the lead investor contributing $750,000.

Jarrett Gorlin, Medovex Corporation Chief Executive Officer, stated, "We are clearly pleased to have closed this financing led by Sorrento Therapeutics. We believe their sizeable investment is indicative of a shared optimism regarding the potential for the development and future commercialization of the DenerveX System. We continue to work aggressively towards a future CE mark process and successful launch in the European Union and other countries that accept the CE mark globally.”

Gorlin continued, “Recent test results found that the DenerveX kit and generator successfully worked together in an excellent manner, as designed and developed at this stage of development. The successful tests pave the way towards the completion of the final set of testing and verification. The system used in this laboratory testing consisted of the latest pre-production model of the system that is the identical model to the device for human use. It represents a continued confirmation of the future utility of the DenerveX System in treating patients with Facet Joint Syndrome."

Additional details of the financing may be found in the Form 8K filed with the Securities and Exchange Commission on August 8, 2016.

The Company's patented DenerveX System, currently in the final development stages and not yet commercially available, is designed to provide longer lasting relief of pain associated with the facet joint. Lower back pain is the second most common cause of disability in the U.S. for adults. Studies indicate that 10% of the U.S. adult population suffers from lower back pain and that 31% of lower back pain is attributed to facet joint pain.

The DenerveX System consists of the DenerveX device kit, a single use device, and the DenerveX Pro-40 Power Generator. The DenerveX system is designed to provide a minimally invasive treatment option which combines two actions into one device. The combined procedure is expected to provide a longer lasting solution and potential savings to the health care system.

DenerveX system is not yet CE marked or FDA cleared and is not yet commercially available.

About Medovex

Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. The Company's first pipeline product, the DenerveX device, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. To learn more about Medovex Corp., visit www.medovex.com

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

•	CONTACT INFORMATION

Medovex Corp.
Jason Assad
470-505-9905
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